Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO COAL SYNTHETIC FUEL PRODUCTION TO BE IDLED

TAMPA, July 17, 2006 — TECO Energy, Inc. (NYSE:TE) today reported that an affiliate of TECO Coal, Pike Letcher Synfuel LLC, is idling its synthetic fuel production facilities as of July 31. This action is being taken because of high year-to-date 2006 oil prices and the prospect for continued high oil prices for the remainder of 2006, as indicated by oil futures prices. The decision to idle the facilities is in accordance with agreements in place with the third-party investors in Pike Letcher Synfuel LLC.

Synthetic fuel production may be resumed if oil prices moderate to a level that makes production of synthetic fuel economic or if possible federal legislation is enacted that would modify the method of calculating the oil price phase-out range for 2006.

The effects of the decision to idle production on TECO Energy’s outlook will be discussed more fully in the company’s upcoming earnings release scheduled for July 28, 2006 and during its previously announced Webcast at 11:00 AM on that date. The company is reviewing the requirement to impair its remaining investment in the synthetic fuel production facilities and the need to expense certain related assets, such as inventory of production supplies. The potential after-tax charges for such impairments or expenses would be approximately $5 million.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com